SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2011

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954) 917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Effective December 17, 2009, our Board of Directors authorized the sale and issuance of up to 170,000 shares of Series A-13 Convertible Preferred Stock (“Series A-13”). On December 23, 2009, we filed a Certificate of Designation, Preferences and Rights for the Series A-13 with the Florida Secretary of State. The Series A-13 has a coupon of 8% per annum and an assigned value of $10.00 per preferred share. Prior to certain changes discussed below, Series A-13 had a conversion rate of $3.00 per common share and dividends were to be declared quarterly but were payable at the time of any conversion of A-13, in cash or at our option in the form of our common shares, using the greater of (i) $3.00 per share or (ii) the average closing bid price of a common share for the five trading days immediately preceding the conversion.  Series A-13 dividends are cumulative and must be fully paid by us prior to the payment of any dividend on our common shares.

Prior to certain changes discussed below, any shares of Series A-13 that were still outstanding as of December 31, 2011 would automatically convert into our common shares. Series A-13 may also be converted before that date at our option, provided that the closing bid price of our common shares has been at least $9.00 per share, on each of the twenty (20) trading days ending on the third business day prior to the date on which the notice of conversion is given. Series A-13 was subordinate to Series A-12 (shares of which are no longer outstanding) but is senior to Series A-14 13 Convertible Preferred Stock and all other preferred share classes that may be issued by us. Except as explicitly required by applicable law, the holders of Series A-13 shall not be entitled to vote on any matters as to which holders of our common shares are entitled to vote. Holders of Series A-13 are not entitled to registration rights.

The 35,000 shares of Series A-13 currently issued and outstanding are held by CCJ Trust (“CCJ”). CCJ is a trust for the adult children of Mr. Charles Johnston, one of our directors, and he disclaims any beneficial ownership interest in CCJ. In conjunction with and in consideration of a January 2011 note transaction entered into by us with CCJ, it was agreed that certain terms of the Series A-13 would be modified as follows - the conversion rate to common shares, as well as the minimum conversion rate for payment of dividends in common shares, will be $2.00 per share, the maturity date will be December 31, 2012 and dividends will be paid quarterly, in cash or, at our option, in unregistered shares. In addition it was agreed that $28,000 in Series A-13 dividends for calendar 2010 would be paid by issuance of 14,000 unregistered common shares, using the minimum conversion rate of $2.00 per share.

All of the above securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on an exemption therefrom.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 2, 2011, we filed with the Florida Secretary of State a Certificate of Designation, Preferences and Rights for our Series A-13 Convertible Preferred Stock, which is attached as Exhibit 3.1.

Item 8.01                      Other Events

On March 2, 2011 we issued a press release announcing that we and Narrowstep have reached a mutual agreement to conclude the litigation brought by Narrowstep against us on December 1, 2009 in connection with the March 18, 2009 termination of a merger agreement and our related acquisition of Narrowstep. The agreement provides that Narrowstep’s lawsuit will be dismissed with prejudice and that both parties will file no further actions against each other or affiliated parties in connection with this matter. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.                                                      Description

3.1	Certificate of Designation, Preferences and Rights of Series A-13 Convertible Preferred Stock, as filed with the Florida Secretary of State on March 2, 2011

99.1	Press release dated March 2, 2011

The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
March 4, 2011	Robert E. Tomlinson, CFO